UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one)
 [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

                      For Period Ended: September 30, 1998


                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition report on form N-SAR

                 For the Transition Period Ended: ______________

--------------------------------------------------------------------------------
READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
      COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART 1 - REGISTRANT INFORMATION (Official Text)

      Full Name of Registrant:

            GOLDEN OIL COMPANY

      Former Name if Applicable:
            N/A


      Address of Principal Executive Office (Street and Number):

            550 Post Oak Boulevard, Suite 550

      City, State and Zip code

            Houston, Texas 77027

--------------------------------------------------------------------------------
PART II - RULES 12b-25 (b) and (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (check box if appropriate)

   | (a)  the reasons described in reasonable detail in Part III of this form
   |      could not be eliminated without unreasonable effort or expense;
   | (b)  The subject annual report, semi-annual report, transition report on
   |      form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
   | filed on or before the fifteenth calendar day following the prescribed [X]| due date; or the subject quarterly report or transition report on form
   |      10-Q, or portion thereof will be filed on or before the fifth calendar
   |      day following the prescribed due date; and
   | (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
   |      has been attached, if applicable.
--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification

     Darryl Emmert               713                      622-8492
      (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports(s).

                                 [ ] Yes [X] No
               Proxy Statement 1997

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No
________________________________________________________________________________


                               Golden Oil Company
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 1998                 By  /s/ DARRYL EMMERT
                                                Vice President

                                   ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C., 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securites of the registrant is required.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.